Exhibit 10.3

LEASE

by and between

EMPORIA PARTNERS, LLC

a Delaware limited liability company,

as LESSOR

AND

HOPKINS ENTERPRISES, INC.,

a Delaware corporation

as LESSEE

January 3, 2001

LEASE

LEASE (this “Lease”) is dated as of the 3rd day of January, 2001 (the “Effective Date”), and is between Emporia Partners, LLC, a Delaware limited liability company (“Lessor”), having an address at 3421 Manhattan Avenue, Manhattan Beach, CA 90266 and Hopkins Enterprises, Inc., a Delaware corporation (“Lessee”), having its principal office at 428 Peyton Street, Emporia, Kansas, 66801.

ARTICLE 1

1.1 Leased Property; Term. Upon and subject to the terms and conditions hereinafter set forth, Lessor leases to Lessee and Lessee leases from Lessor all of Lessor’s rights and interest in and to the following property (collectively, the “Leased Property”):

a.	the plots, pieces or parcels of land (the “Land”) described in Exhibit A attached hereto;

b.	all buildings, structures, Fixtures and other improvements presently situated or hereafter constructed upon the Land (collectively, the “Leased Improvements”);

c.	all easements, rights and appurtenances relating to the Land and the Leased Improvements;

d.	all equipment, machinery, fixtures and other items of property, including all components thereof, now or hereafter located in or on, and used in connection with the operation or maintenance of, the Leased Improvements, which are now or hereafter owned by Lessor, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, ventilating, refrigerating, waste disposal, air-cooling and air conditioning apparatus, sprinkler systems and fire and theft protection equipment (other than Lessee’s Equipment) and which are hereby deemed by the parties hereto to constitute real estate under the laws of the State, together with all replacements, modifications, alterations and additions thereto (collectively, the “Fixtures”); and

e.	the furniture, equipment, trade fixtures, furnishings and other items of personal property, if any, owned by Lessor (collectively, the “Personal Property”).

f.	SUBJECT, HOWEVER, to the reservations and other matters, if any, set forth in Exhibit A; to have and to hold for a term of twenty (20) years (plus any initial partial month if the Commencement Date is not the first day of the month) (the “Term”) commencing on January 5, 2001 (the “Commencement Date”), and ending at midnight on December 30, 2020, unless extended or earlier terminated pursuant to and in accordance with the provisions of this Lease.

ARTICLE 2

2.1 Definitions. As used in this Lease, (a) unless otherwise specified, all references to sections and articles shall refer to sections or articles of this Lease, (b) all terms defined herein in the singular shall have the same meanings when used in the plural and vice versa, and (c) the following capitalized terms have the respective meanings set after them:

“Additional Rent”: As defined in Section 3.2.

“Alterations”: As defined in Section 10.1.

“Basic Rent”: As defined in Section 3.1.

“Business Day”: Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of New York, State of New York are authorized, or obligated, by law or executive order to close.

“Commencement Date”: As defined in Section 1.1.

“Consolidated Net Worth”: The consolidated net worth of any Person and its Subsidiaries, together with that of any Guarantor hereunder, as measured in accordance with generally accepted accounting principles.

“Contract”: means that certain Sale and Purchase Agreement of even date herewith between Lessor and Lessee.

“Default”: Any condition or event which constitutes or would constitute an Event of Default either with or without notice or lapse of time, or both.

“Environmental Report”: That certain environmental audit report for the Leased Property entitled “Phase I Environmental Assessment of Hopkins Enterprises, Inc.,” dated July 6, 2000, prepared by EMG.

“Event of Default”: As defined in Section 17.1.

“Fair Market Rent”: As defined in Section 32.2.

“Fixtures”: As defined in Section 1.1.

“Guarantor”: None.

“Hazardous Materials”: Any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials, asbestos or any material containing asbestos, or any other substance or material as defined by any federal, state or local environmental law, ordinance, rule, or regulation including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et seq.) and in the regulations adopted and publications promulgated pursuant to each of the foregoing or by any federal, state or local governmental authority having or claiming jurisdiction over the Leased Property.

“Impositions”: All taxes (including, without limitation, all ad valorem, sales and use, single business, gross receipts, transaction privilege or similar taxes), assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), ground rents, water, sewer or other rents and charges, excises, levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental and quasi-governmental charges and other charges imposed by or owed to any ground lessor, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property, which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (a) Lessor or Lessor’s Assignees, if any, (b) the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with, the Leased Property or the leasing or use of the Leased Property or any part thereof, or the acquisition or financing of the acquisition of the Leased Property by Lessor. Nothing contained in this Lease shall be construed to require Lessee to pay any tax, assessment, levy or charge imposed on Lessor or Lessor’s Assignees, if any, for the privilege of doing business in the State specifically as a corporation, or any capital levy, estate, inheritance, succession, transfer, income or net revenue tax of Lessor or Lessor’s Assignees, if any, except that if at any time after the date hereof the methods of taxation prevailing at the date hereof shall be altered so that in lieu of or as an addition to or as a substitute for the whole or any part of the taxes, assessments, rents, rates, charges, levies or impositions now assessed, levied or imposed upon all or any part of the Leased Property, there shall be assessed, levied or imposed (a) a tax, assessment, levy, imposition or charge based on the gross income or gross rents received therefrom from Lessee whether or not wholly or partially as a capital levy or otherwise which is calculated without deduction of any portion of such gross income or gross rents so received, or (b) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Leased Property and imposed upon Lessor or Lessor’s Assignees, if any, or (c) a license fee measured by the gross rents received from Lessee which is calculated without deduction of any portion of such gross rents so received, or (d) any other tax, assessment, levy, imposition, charge or license fee however described or imposed; then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based shall be deemed to be Impositions payable by Lessee hereunder; provided that any tax, assessment, levy, imposition or charge imposed on income from the Leased Property shall be calculated as if the Leased Property is the only asset of Lessor.

“Indenture”: Any mortgage deed of trust or deed to secure debt, as applicable, constituting a first lien on the Leased Property as the same may be modified, amended or supplemented from time to time, which may be executed as security for any indebtedness of the Lessor.

“Insurance Requirements”: All terms of any insurance policy required by this Lease or applicable to the Leased Property, all requirements of the issuer of any such policy, and all regulations and then current standards applicable to or affecting the Leased Property or any use or condition thereof, which may, at any time, be recommended by either (a) the Board of Fire Underwriters, if any, having jurisdiction over the Leased Property or (b) the Factory Mutual System (or any other body exercising similar functions).

“Land”: As defined in Section 1.1.

“Leased Improvements”: As defined in Section 1.1.

“Leased Property”: As defined in Section 1.1.

“Lease Year”: A twelve (12) month period commencing on the Commencement Date or on an annual anniversary date thereof, as the case may be.

“Legal Requirements”: All federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions or private covenants and restrictions of record affecting either the Leased Property or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (a) require repairs, modifications or alterations in or to the Leased Property or (b) in any way limit the use and enjoyment thereof, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Lessee, at any time in force affecting the Leased Property.

“Lessee’s Equipment”: As defined in Section 6.2.

“Lessor’s Assignees”: Collectively, any assignees now or hereafter designated in any collateral assignment of Lessor’s interest in this Lease as additional security for any indebtedness of Lessor also secured by an Indenture.

“Officer’s Certificate”: A certificate of Lessee signed by the president or any vice president or the treasurer, or another officer authorized to so sign by the board of directors or bylaws of Lessee.

“Overdue Rate”: Interest on any amount then due at the default rate as established from time to time in Lessor’s Indenture.

“Payment Date”: Any due date for the payment of the installments of Basic Rent.

“Permitted Use”: Warehousing, manufacturing, distribution and office and other lawful uses ancillary thereto.

“Person”: Any individual, corporation, partnership, joint venture, estate, trust, unincorporated association, limited liability company, any federal, state, county or municipal government, or any bureau, department or agency thereof, and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Rent”: Collectively, the Basic Rent and Additional Rent.

“Security Deposit”: As defined in Section 3.3.

“State”: The State or Commonwealth in which the Leased Property is located.

“Subsidiary”: (a) Any corporation more than fifty percent (50.0%) of whose voting stock is owned or controlled, directly or indirectly, by such entity or one or more other Subsidiaries of such entity, or (b) any limited partnership of which such entity or any of its Subsidiaries is a general partner, or (c) any other entity (other than a corporation) in which such entity or one or more other Subsidiaries of such entity, or such entity and one or more other Subsidiaries of such entity, directly or indirectly, owns more than fifty percent (50.0%) of the outstanding capital stock or has the power, through the ownership or voting stock, by contract or otherwise, to direct or cause the direction of the management and policies of such entity.

“Successor Corporation”: As defined in Section 23.2.

“Taking”: A taking or voluntary conveyance during the Term hereof of all or part of the Leased Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of any condemnation or other eminent domain proceeding affecting the Leased Property whether or not the same shall have actually been commenced.

“Taking-Termination Date”: As defined in Section 15.3.

“Taking-Termination Notice”: As defined in Section 15.3.

“Term”: As defined in Section 1.1.

“Unavoidable Delays”: Delays due to strikes, lockouts, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the control of Lessee, provided that lack of funds regardless of the cause therefor shall not be deemed a cause beyond the control of Lessee.

ARTICLE 3

3.1 Basic Rent. Lessee will pay to Lessor in lawful money of the United States of America which shall be legal tender for the payment of public and private debts at Lessor’s address set forth above or at such other place or to such other Persons as Lessor from time to time may designate in writing, a net basic rental (the “Basic Rent”) monthly in advance, on the first day of each month during the Term, as follows:

Period	Annual Basic Rent	Monthly Basic Rent
Commencement Date through 36th full calendar month	$1,052,800.00	$87,733.33

37th through 72nd full calendar month	$1,147,552.00	$95,629.33

73rd through 108th full calendar month	$1,250,831.68	$104,235.97

109th through 144th full calendar month	$1,363,406.53	$113,617.21

145th through 180th full calendar month	$1,486,113.12	$123,842.76

181th through 216th full calendar month	$1,619,863.30	$134,988.61

217th through 240th full calendar month	$1,765,651.00	$147,137.58

If the Commencement Date is not on the first day of a month, the Basic Rent for the first month of the Lease Term shall be prorated accordingly. The proportionately reduced Basic Rent, if applicable, for any partial first month of the Lease Term shall be paid on the Commencement Date.

Lessee agrees to wire federal or other immediately available funds in payment of the Basic Rent to Lessor, or as Lessor may direct, on the day each payment is due, or if such day is not a Business Day then on the Business Day prior to such date, so that Lessor shall receive immediately available funds in such location as Lessor may designate on each such date. Lessee may pay Basic Rent by check only if permitted by Lessor’s Assignees. The Basic Rent shall be paid absolutely net to Lessor, so that this Lease shall yield to Lessor the full amount of the installments of Basic Rent throughout the Term, all as more fully set forth in Section 5.1. If any portion of the Basic Rent is not paid within three (3) business days after the date on which it is due, Lessee shall pay to Lessor on demand an amount equal to the Overdue Rate.

3.2 Additional Rent. In addition to the Basic Rent, Lessee will also pay and discharge as additional rent all other amounts, liabilities, obligations and, subject to Section 4.1 below, all Impositions relating to, connected with, or affecting the Leased Property or which Lessee otherwise assumes or agrees to pay under this Lease, and in the event of any failure on the part of Lessee to pay any of the foregoing when due, every fine, penalty, interest and cost which may be added for nonpayment or late payment thereof (including, without limitation, fees, late charges and additional interest imposed by Lessor’s Assignee) and interest on funds advanced by Lessor on behalf of Lessee at the Overdue Rate (such rate to be used as the measure of interest payable to Lessor regardless of whether the same is being imposed by Lessor’s Assignees under the Indenture) (collectively the “Additional Rent”) and Lessor shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise as in the case of non-payment of the Basic Rent.

3.3 Security Deposit. Lessee shall deposit with Lessor on demand therefor, an amount equal to Eight Hundred Thousand and 00/100 Dollars ($800,000.00) (“Security Deposit”) which shall be held by Lessor, without liability for interest, as security for the faithful performance by Lessee of all the terms, covenants and conditions of this Lease through the initial Term of this Lease. If an Event of Default occurs hereunder, Lessor, at its option, may apply said deposit or any part thereof to compensate Lessor for loss, cost, damage or expense sustained due to such Event of Default. Upon Lessor’s request, Lessee shall forthwith remit to Lessor cash sufficient to restore said sum to the original sum deposited. Lessee’s failure to do so within five days after receipt of a demand therefor shall be an Event Default under this Lease. If at the end of the Term no uncured Event of Default exists hereunder, the balance of such security deposit shall be returned to Lessee (or, if Lessee has previously elected to provide the letter of credit described in this Section 3.3, the letter of credit shall be returned to Lessee). Lessor may deliver the security deposited hereunder to any purchaser or successor to Lessor’s interest in this Lease or the Leased Property, and may assign its interest in the letter of credit to a successor (without the necessity of obtaining the issuer’s consent), and thereupon Lessor shall be discharged from all liability with respect to such deposit. Neither said deposit nor the application thereof by Lessor, as hereinabove provided, shall be a bar or defense to any action in unlawful detainer or to any action which Lessor may at any time commence for an uncured Event of Default in Lessee’s performance of the covenants or conditions of this Lease.

In lieu of the foregoing, Lessee may elect to deposit with Lessor an irrevocable standby letter of credit in favor of Lessor in the amount described in this Section 3.3. In such event, said letter of credit shall be delivered to Lessor no later than thirty (30) days from the mutual execution and delivery of this Lease, and shall be issued by financial institutions, and in form, satisfactory to Lessor and Lessor’s Assignee. Throughout the initial Term of this Lease, at least thirty (30) days prior to the expiration of such letter of credit, Lessee shall deliver to Lessor a replacement or renewal of same. Failure to timely deliver such replacement or renewal within said thirty (30) day period shall permit Lessor to immediately (and without notice to Lessee) draw down upon such letter of credit in the full amount and to hold the cash proceeds as the security deposit hereunder.

ARTICLE 4

4.1 Payment of Impositions. Subject to Section 13.1 relating to permitted contests, Lessee will pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for non-payment, such payments to be made directly to the taxing authorities where feasible, and will promptly, upon request, furnish to Lessor and Lessor’s Assignees, if any, copies of official receipts or other satisfactory proof evidencing such payments. To the extent required by Lessor’s Assignees, Lessee’s obligation to pay Impositions shall be deemed absolutely fixed upon the date such Impositions, respectively, become a lien upon the Leased Property or any part thereof. If any Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Lessee may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and in such event, shall pay such installments during the Term hereof as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto. If any assessment for a public improvement is required to be paid in one lump sum payment, Lessee shall pay such lump sum payment. Lessee, at its expense, shall prepare and, to the extent it may legally do so, file all tax returns and reports in respect of any Imposition as may be required by governmental authorities. If any refund shall be due from any taxing authority in respect of any Imposition paid by Lessee, provided that no Event of Default shall have occurred, the same shall be retained by Lessee. In the event that an Event of Default shall have occurred, any such refund shall be the property of Lessor and, if received by Lessee, shall be promptly paid over to Lessor. The provisions of this Section 4.1 shall survive termination of this Lease. If any Lessor’s Assignee requires a monthly escrow for the payment of Impositions, Lessee shall cause such monthly payment to be made into such escrow.

4.2 Notice of Impositions. Lessor shall give prompt notice to Lessee of all Impositions payable by Lessee hereunder of which Lessor at any time has knowledge, but Lessor’s failure to give any such notice shall in no way diminish Lessee’s obligations hereunder.

4.3 Adjustment of Impositions. Impositions imposed in respect of the calendar year period during which the Term terminates shall be adjusted and prorated between Lessor and Lessee, whether or not such Imposition is imposed before or after such termination (to the extent the Imposition applies to any period during the Lease Term), and Lessee’s obligation to pay its prorated share thereof shall survive such termination. The foregoing shall not limit Lessor’s damages in the event such termination is by reason of Lessee’s default.

4.4 Utility Charges. Lessee will pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in connection with the Leased Property.

4.5 Insurance Premiums. Lessee will pay or cause to be paid all premiums for the insurance coverage required to be maintained pursuant to Section 14.1.

ARTICLE 5

5.1 No Termination, Abatement, etc. Except as otherwise specifically provided herein, Lessee shall remain bound by this Lease in accordance with its terms and shall neither take any action to modify, surrender or terminate the same, nor seek nor be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent, nor shall the respective obligations of Lessor and Lessee be otherwise affected by reason of (a) any damage to, or destruction of, the Leased Property or any portion thereof from whatever cause, or any Taking of the Leased Property or any portion thereof, (b) the lawful or unlawful prohibition of, or restriction upon, Lessee’s use of the Leased Property or any portion thereof, the interference with such use by any Person or by reason of any eviction by paramount title, or any other defect in title, (c) any claim which Lessee has or might have against Lessor or against any of Lessor’s Assignees, if any, or by reason of any default or breach of any warranty by Lessor under this Lease or any other agreement between Lessor and Lessee, or to which Lessor and Lessee are parties, (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Lessor or any assignee or transferee of Lessor, or any action with respect to this Lease that may be taken by a trustee or receiver of Lessor or any assignee of Lessor or by any court in any such proceeding, or (e) for any other cause whether similar or dissimilar to any of the foregoing. Lessee hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be available to Lessee by law or in equity to (i) modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof, or (ii) entitle Lessee to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Lessee hereunder, except as otherwise specifically provided in this Lease. The obligations of Lessor and Lessee hereunder shall be separate and independent covenants and agreements and the net Basic Rent and Additional Rent and all other sums payable by Lessee hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease.

ARTICLE 6

6.1 Ownership of the Leased Property. Lessee acknowledges that the Leased Property is the property of Lessor and that Lessee has only the right to the possession and use of the Leased Property upon the terms and conditions of this Lease.

6.2 Lessee’s Equipment. Lessee may, at its expense, install or assemble or place on the Land or in the Leased Improvements, and remove and substitute, any items of machinery, equipment, furnishings or trade fixtures or other personal property owned by Lessee and used or useful in Lessee’s business (collectively, “Lessee’s Equipment”), and Lessee shall remove the same upon the expiration or prior termination of the Term; provided, however, that Lessee shall have no right to remove any item which constitutes a Fixture. All Lessee’s Equipment shall be and remain the property of Lessee, provided that any of Lessee’s Equipment not removed by Lessee upon the expiration or within five (5) days of the earlier termination of this Lease (provided that Basic Rent for such five (5) day period shall be paid by Tenant at the rate of one hundred and fifty percent (150.0%) of the Basic Rent payable immediately prior to such termination) shall be considered abandoned by Lessee and may be appropriated, sold, destroyed or otherwise disposed of by Lessor without first giving notice thereof to Lessee and without obligation to account therefor. All costs and expenses incurred in removing, storing and disposing of Lessee’s Equipment shall be paid by Lessee. Lessee will repair, at its expense, all damage to the Leased Property caused by the removal of Lessee’s Equipment, whether effected by Lessee or Lessor. Lessor shall not be responsible for any loss or damage to Lessee’s Equipment.

ARTICLE 7

7.1 Condition of the Leased Property. Lessee has owned or been in occupancy and possession of the Leased Property since 1954. Lessee acknowledges receipt and delivery of possession of the Leased Property and that Lessee has examined title to, and the condition of, the Leased Property prior to the execution and delivery of this Lease and has found the same to be in good order and repair and satisfactory for all purposes hereunder. LESSEE IS RENTING THE LEASED PROPERTY “AS IS” IN ITS PRESENT CONDITION. LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO COMPLIANCE WITH LEGAL REQUIREMENTS, AS TO QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, OR AS TO LESSOR’S TITLE THERETO OR OTHERWISE, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY LESSEE. LESSEE ACKNOWLEDGES THAT THE LEASED PROPERTY HAS BEEN INSPECTED BY LESSEE AND IS SATISFACTORY TO IT.

7.2 Use of the Leased Property. Lessee may use the Leased Property only for the Permitted Use. Lessee agrees that it will not permit any unlawful occupation, business or trade to be conducted on the Leased Property or any use to be made thereof contrary to any Legal Requirements or Insurance Requirements applicable thereto. Lessee shall not use or occupy or permit the Leased Property to be used or occupied, nor do or permit anything to be done in or on the Leased Property or any part thereof, in a manner that may make it impossible to obtain any insurance thereon which Lessee is, or may be, required to furnish hereunder, or that will cause or be likely to cause structural or other material injury to any of the Leased Improvements or the Personal Property, or that will constitute a public or private nuisance or waste.

ARTICLE 8

8.1 Compliance with Legal and Insurance Requirements, Instruments, etc. Subject to Section 13.1 relating to permitted contests, Lessee, at its expense, will promptly (a) comply with all Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair and restoration of the Leased Property, whether or not compliance therewith shall require structural changes in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property, and whether or not such Legal Requirements or Insurance Requirements represent a change in policy of the entity promulgating or enforcing any such Legal Requirement or Insurance Requirement, and (b) procure, maintain and comply with all licenses and other authorizations required for any use of the Leased Property then being made, and for the proper erection, installation, operation and maintenance of the Leased Improvements or any part thereof.

ARTICLE 9

9.1 Maintenance and Repair.

(a)	Lessee, at its expense, will maintain the Leased Property and all private roadways, sidewalks and curbs appurtenant thereto in good condition, repair and working order (ordinary wear and tear excepted), and, with reasonable promptness, make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, or arising by reason of a condition existing prior to the commencement of the Term of this Lease (concealed or otherwise). All repairs shall be at least equivalent in quality to the original work. Lessee will not take or omit to take any action the taking or omission of which might materially impair the value or the usefulness of the Leased Property or any part thereof or commit any waste of the Leased Property or any part thereof.

(b)	Lessor shall not under any circumstances be required to build any improvements on the Leased Property, or to make any repairs, replacements, alterations or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever in connection with this Lease, or to maintain the Leased Property in any way. Lessee hereby waives the right to make repairs at the expense of Lessor pursuant to any law in effect at the time of the execution this Lease or hereafter enacted.

(c)	Nothing contained in this Lease and no action or inaction by Lessor shall be construed as (i) constituting the consent or request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof, or (ii) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in the Leased Property.

(d)

Upon the expiration or prior termination of the Term, Lessee will vacate and surrender the Leased Property to Lessor in the condition in which the Leased Property was originally received from Lessor, ordinary wear and tear excepted, and except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease.

9.2 Encroachments, Restrictions, etc. If Lessee shall cause or have caused any of the Leased Improvements to encroach upon any property, street or right-of-way adjacent to the Leased Property, or to violate the agreements or conditions contained in any restrictive covenant or other agreement affecting the Leased Property, or any part thereof, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, then promptly upon the request of Lessor or at the behest of any Person affected by any such encroachment, violation or impairment, Lessee shall, at its expense, subject to its right to contest the existence of any encroachment, violation or impairment and in such case, in the event of an adverse final determination, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Lessor or Lessee or (ii) make such changes in the Leased Improvements and take such other actions as shall be necessary to remove such encroachment and to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements. Any such alteration shall be made in conformity with the requirements of Section 10.1.

ARTICLE 10

10.1 Alterations, Substitutions and Replacements. Lessee, at its expense, may at any time and from time to time make interior, non-structural, alterations of, and interior nonstructural additions to, the Leased Improvements or any part thereof and substitutions and replacements for the same (collectively, “Alterations”), provided that (a) the market value of the Leased Property shall not be reduced or its usefulness impaired, (b) the work shall be done expeditiously and in a good and workmanlike manner using new materials of good quality, (c) the plans and specifications for any single Alteration with an estimated cost in excess of One Hundred Thousand Dollars ($100,000.00) shall be approved in advance in writing by Lessor, such approval not to be unreasonably withheld, (d) Lessee shall comply with all Legal Requirements and Insurance Requirements, if any, applicable to the work, (e) no Leased Improvements shall be demolished unless Lessee shall have first furnished Lessor with such surety bonds or other security acceptable to Lessor as shall assure that the cost of rebuilding of such Leased Improvements shall be met, (f) Lessee shall promptly pay all costs and expenses and discharge any and all liens arising in respect of the work and (g) no Alteration shall adversely affect the mechanical, utility, heating, ventilating and air conditioning systems or electrical systems of the Leased Improvements. All Alterations shall immediately become and remain the property of Lessor, shall be deemed part of the Leased Property, and shall be subject to all of the terms and provisions of this Lease. In case the estimated cost of any Alteration exceeds One Hundred Thousand Dollars ($100,000.00), such Alteration shall be made under the supervision of a qualified and licensed architect or engineer who shall have been approved in writing by Lessor, which approval shall not be unreasonably withheld. No Alterations shall be made which would tie in or connect any Leased Improvements on the Leased Property with any other improvements on property adjacent to the Leased Property.

ARTICLE 11

11.1 Environmental Matters. In the event any activity has been, or in the future will be conducted at the Leased Property or any past, present or future use of the Leased Property in any manner (a) which would cause the Leased Property to become a hazardous waste treatment storage or disposal facility within the meaning of, or otherwise bring the Leased Property, in violation of the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq., or any other federal, state or local law, rule, ordinance or regulation relating to Hazardous Materials, (b) so as to cause a release or threatened release of Hazardous Materials from the Leased Property within the meaning of, or otherwise bring the Leased Property, in violation of the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901 et seq., or any other federal, state or local law, rule, ordinance or regulation relating to Hazardous Materials, (c) so as to cause a release of threatened release of Hazardous Materials from the Leased Property or otherwise bring the Leased Property in violation of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601-9657, or any other federal, state or local law, rule, ordinance or regulation relating to Hazardous Materials, or (d) so as to cause the discharge of pollutants or effluents into any water source or system, or the discharge into the air of any emissions, which would require a permit under the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., or the Clean Air Act, 42 U.S.C. §§ 7401 et seq., or any other federal, state or local law, rule, ordinance or regulation relating to Hazardous Materials, Lessee agrees to promptly notify Lessor and Lessor’s Assignees, if any, and further agrees promptly to so notify such parties of any claim made with respect to any of such matters. In the event that the Lessee discovers that Hazardous Materials exist on the Leased Property in violation of any applicable law, rule, ordinance or regulation (whether or not disclosed in the Environmental Report) Lessee shall also promptly notify Lessor of such condition and shall with all due diligence take every action necessary to remove such Hazardous Materials and remediate the Leased Property in a manner and to the extent required by applicable law at Lessee’s sole cost and expense. Lessee, at Lessee’s sole cost and expense, shall comply with the provisions of any asbestos operations and maintenance program required or recommended pursuant to the Environmental Report.

ARTICLE 12

12.1 Liens. Subject to Section 13.1 relating to contests, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or any attachment, levy, claim or encumbrance in respect of the Basic Rent or Additional Rent provided under this Lease arising out of Lessee’s (or its agents’ or employees’) occupancy of or activities with respect to the Leased Property, not including, however, (a) this Lease, (b) any Indenture, (c) restrictions, liens and other encumbrances to which the Leased Property was subject as of the Commencement Date and which were Permitted Exceptions (as defined in the Contract) at the time of Lessor’s acquisition of the Leased Property, or any easements which do not materially and adversely affect (1) the marketability of title to the Leased Property, (2) the use of the Leased Property for all purposes of this Lease, or (3) the fair market value of the Leased Property, provided that Lessee shall first have delivered an Officer’s Certificate to Lessor and Lessor’s Assignees, if any, certifying as to the matters set forth in clauses (1) and (2), (d) liens for those taxes of Lessor which Lessee is not required to pay hereunder, (e) subleases permitted by Article 24, liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (1) the same are not yet payable or are payable without the addition of any fine or penalty or (2) such liens are in the process of being contested as permitted by Section 13.1, and (f) liens of mechanics, laborers, materialman, suppliers or vendors providing services or supplies on behalf of Lessee, provided that (1) any such lien is removed within twenty (20) days after Lessee’s receipt of notice of its filing, or (2) a bond or such other appropriate provisions as shall be required by law or sound accounting principles shall have been made by Lessee therefor or (3) any such liens are in the process of being contested as permitted by Section 13.1.

ARTICLE 13

13.1 Permitted Contests. Lessee, on Lessor’s behalf, but at Lessee’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part, of any Imposition or any Legal Requirement or Insurance Requirement or any lien, encumbrance, charge or claim not permitted by Section 12.1, provided that (a) in the case of an unpaid Imposition, lien, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Lessor and/or from the Leased Property, (b) neither the Leased Property nor any rent therefrom nor any part thereof or interest therein would be in any immediate danger of being sold, forfeited, terminated, canceled or lost, (c) in the case of a Legal Requirement, Lessor would not be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings, (d) in the case of a Legal Requirement and/or an Imposition, lien, encumbrance or charge, Lessee shall give such reasonable security as may be demanded by Lessor or Lessor’s Assignees, if any, to insure ultimate payment of the same, including, without limitation, all interest and penalties thereon, and to prevent any sale or forfeiture of the Leased Property, by reason of such non-payment or noncompliance, provided, however, Lessee is not permitted to contest, and the provisions of this Section shall not be construed to permit Lessee to contest, the payment of Basic Rent, Additional Rent or any other sums payable by Lessee to Lessor hereunder, (e) in the case of an Insurance Requirement, the coverage required by Article 14 shall be maintained, (f) Lessee shall have bonded or set aside adequate reserves for the payment of any unpaid Imposition, Legal Requirement, lien, encumbrance or charge, and (g) if such contest be finally resolved against Lessor or Lessee, Lessee shall, as Additional Rent due hereunder, promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Lessee shall indemnify and save Lessor harmless against any liability, cost or expense of any kind that may be imposed upon Lessor in connection with any such contest and any loss resulting therefrom.

ARTICLE 14

14.1 Insurance. So long as this Lease remains in effect, Lessee agrees to maintain at all times and at its expense insurance, covering the Leased Property as follows:

(a)	Property Insurance. Insurance with respect to the Leased Improvements against any peril included within the classification “All Risks of Physical Loss,” with extended coverage in amounts at all times sufficient to prevent it from becoming a co-insurer within the terms of the applicable policies, but in any event such insurance shall be maintained in an amount equal to the full insurable value of the Leased Property and with deductibles acceptable to Lessor’s Assignees. The term “full insurable value” as used herein shall mean the actual replacement cost of the Leased Property (without taking into account any depreciation, and exclusive of excavations, footings and foundations, landscaping and paving). The policy must include an agreed value clause, which must be updated annually.

(b)	Liability Insurance. Comprehensive general liability insurance, including bodily injury, death and property damage liability, dram shop coverage (if applicable to Lessee’s activities upon the Leased Property) and umbrella liability insurance against any and all claims, including all legal liability to the extent insurable imposed upon Lessor’s Assignees and all court costs and attorneys’ fees and expenses, arising out of or connected with the possession, use, leasing, operation, maintenance or condition of the Leased Property in such amounts as Lessor’s Assignees may require, but in no event for a combined single limit of less than $1,000,000.00 minimum (or a $3,000,000.00 minimum if the Leased Property contains one or more elevators) with a $2,000,000.00 minimum (or a $6,000,000.00 minimum if the Leased Property contains one or more elevators) general aggregate limit. In the event that any payment of proceeds is made under any umbrella liability insurance policy, the Lessee shall immediately purchase additional liability insurance coverage so that at all times there shall be no less than a $1,000,00.00 minimum (or a $3,000,000.00 minimum if the Leased Property contains one or more elevators) of liability insurance coverage per occurrence with a $2,000,000.00 minimum (or a $6,000,000.00 minimum if the Leased Property contains one or more elevators) general aggregate limit.

(c)	Workers’ Compensation Insurance. Statutory workers’ compensation insurance (to the extent the risks to be covered thereby are not already covered by other policies of insurance maintained by it), with respect to any work on, about or regarding the Leased Property.

(d)	Business Interruption. Business interruption and/or loss of “rental value” insurance in an amount sufficient to avoid any co-insurance penalty and to provide proceeds which will cover a one (1) year period.

(e)	Boiler and Machinery Insurance. Broad form boiler and machinery insurance covering all boilers or other pressure vessels, machinery and equipment located in, on or about the Leased Property and insurance against loss of occupancy or use arising from any such breakdown in an amount equal to 100% of the actual replacement cost of such machinery (without taking into account any depreciation) and containing such deductibles as are acceptable to Lessor’s Assignees.

(f)	Flood Insurance. If all or any portion of the Leased Property is located within a federally designated flood hazard zone, flood insurance as is generally available and in such amount and with such deductibles as Lessor’s Assignees may require.

(g)	Other Insurance. Such other insurance (including, without limitation, earthquake insurance, law and ordinance insurance, environmental insurance and malpractice insurance) with respect to the Leased Property against loss or damage of the kinds from time to time reasonably required by Lessor’s Assignees, and customarily required in connection with loans secured by properties comparable to the Leased Property.

All insurance policies shall be in form and substance acceptable to Lessor’s Assignees, shall name Lessor’s Assignees and their successors and assigns as additional insureds, mortgagees and/or loss payees, as deemed appropriate by Lessor’s Assignees, and shall provide that all proceeds are payable to Lessor’s Assignees.

14.2 Policy Provisions and Certificates. The insurance maintained by Lessee under clauses (a), (b), (d), (e), (f) and (g) of Section 14.1 shall name Lessor and Lessee, as insureds, as their respective interests may appear, and shall bear a standard non-contributory first mortgagee endorsement, as appropriate, in favor of Lessor’s Assignees, if any, as loss payees. With respect to the insurance maintained by Lessee under clauses (a), (b), (d), (e), (f) and (g) of Section 14.1 that all property losses insured against shall be adjusted by Lessee (prior to an Event of Default) (subject to Lessor’s approval of final settlement of estimated losses of Fifty Thousand Dollars ($50,000.00) or more) and that the proceeds thereof shall be paid to Lessor, and Lessor’s Assignees, to be applied in the manner hereinafter set forth in Section 15.1. All insurance maintained by Lessee shall provide that (a) no cancellation or reduction thereof shall be effective until at least thirty (30) days after receipt by Lessor and Lessor’s Assignees, if any, of written notice thereof, and (b) all losses shall be payable notwithstanding any act or negligence of Lessor, Lessor’s Assignees, if any, or Lessee or their respective agents or employees which might, absent such agreement, result in a forfeiture of all or part of such insurance payment and notwithstanding (i) the occupation or use of the Leased Property for purposes more hazardous than permitted by the terms of such policy, (ii) any foreclosure or other action or proceeding taken pursuant to any provision of any Indenture upon the happening of an event of default thereunder, or (iii) any change in title or ownership of the Leased Property or any part thereof. Lessee will, within fifteen (15) days after the same first becomes due hereunder, furnish to Lessor and Lessor’s Assignees, if any, certificates for the insurance required by Section 14.1, and not less than thirty (30) days before the expiration of any such insurance, certificates evidencing the replacement or renewal thereof, together with written evidence that the premium therefor has been paid.

14.3 Subrogation. In respect of any real, personal or other property located in, at or upon the Leased Property, and in respect of the Leased Property itself, Lessee hereby releases Lessor and Lessor’s Assignees, if any, from any and all liability or responsibility to Lessee or anyone claiming by, through or under Lessee, by way of subrogation or otherwise, for any loss or damage caused by fire or any other casualty whether or not such fire or other casualty shall have been caused by the willful fault or gross negligence of Lessor or Lessor’s Assignees, if any, or anyone for whom any of said Persons may be responsible. If generally available from insurance carriers, Lessee shall require its fire, extended coverage and other casualty insurance carriers to include in Lessee’s policies a clause or endorsement whereby the insurer waives any rights of subrogation against Lessor and Lessor’s Assignees, if any.

14.4 Other Insurance. Lessee shall not take out separate insurance concurrent in form or contributing in the event of loss with that required by this Article to be furnished by Lessee unless Lessor and Lessor’s Assignees, if any, are included therein as named insureds as their respective interests may appear, with loss payable as in this Article provided. Lessee shall immediately notify Lessor and Lessor’s Assignees, if any, whenever any such separate insurance is taken out and shall deliver the policy or policies or duplicates thereof, or certificates evidencing the same as provided in this Article.

ARTICLE 15

15.1 Damage by Fire or Other Casualty. Lessee shall immediately notify Lessor in case of any damage to the Leased Property or any part thereof. Subject to the provisions hereof, if the Leased Property is damaged by fire or other casualty, Lessee shall restore the Leased Premises (to its condition as of the Commencement Date) with reasonable diligence, subject to delays which may arise by reason of the adjustment of loss under the insurance policies carried by Tenant and to other Unavoidable Delays. All such restoration shall be at the sole expense of Lessee, whether or not the insurance proceeds shall be sufficient for such purpose. All proceeds of the property insurance required to be maintained by Lessee pursuant to the provisions of Section 14.1(a) shall be made available to Lessee to enable it to repair and restore the Leased Property. In the event that the cost of restoring the Leased Property is estimated by an independent engineer or architect to exceed the net insurance proceeds available therefor, Lessee shall expend its own funds to the extent of such excess before making application for receipt of such net insurance proceeds as hereinafter provided. The net insurance proceeds derived from the casualty shall be disbursed by the Lessor or the Lessor’s Assignee to or on behalf of Lessee from time to time (but not more often than monthly) as the Leased Property is restored pursuant to a draw schedule and disbursement procedures agreed to by and among Lessee, Lessor and Lessor’s Assignee, each acting reasonably. Lessor and Lessor’s Assignee shall cooperate in good faith with Lessee to permit the restoration of the Leased Property to be completed as soon as possible after the casualty. There shall be no abatement of Rent during the period of any restoration, and if any insurance proceeds shall remain after the restoration has been completed, as certified by an independent engineer or architect, such proceeds shall be paid over to and retained by Lessee, provided no Event of Default then exists.

15.2 Condemnation.

(a)	In the event of a Taking of all or substantially all of the Leased Property, this Lease shall terminate as of the date of such Taking, provided, however, that all provisions of this Lease which are designed to cover matters of termination and the period thereafter shall survive the termination of this Lease pursuant to this Section. In the event of a Taking occurring pursuant to this Section, Lessor or Lessor’s Assignee shall be entitled to receive the entire award. The above notwithstanding, Lessee shall be entitled to file and prosecute a separate claim for: (i) the taking, if any, of its personal property, inventory or trade fixtures; (ii) the interruption of Lessee’s business and its moving costs and expenses; (iii) for the value of any leasehold improvements subject to the Taking which have been installed and paid for by Lessee; or (iv) other compensable claims of Lessee, provided none of the forgoing claims effects a reduction in any claim to which Lessor is entitled hereunder.

(b)	In the event of Taking of a portion of the Leased Property which does not result in a termination of the Lease pursuant to Section 15.2(a) above, Lessee shall, at its sole cost and expense, restore the Leased Property as nearly as practicable to the condition thereof immediately prior to the Taking, and all net proceeds of the award payable as a result of the Taking shall be made available to Lessee to enable it to so restore the Leased Property. In the event the cost of so restoring the Leased Property is estimated by an independent engineer or architect to exceed the net proceeds of the award, Lessee shall expend its own funds to the extent of such excess before making application for receipt of the net award proceeds as hereinafter provided. Any net award proceeds made available to Lessee for restoration of the Leased Property shall be disbursed to Lessee in substantial accordance with the provisions of Section 15.1 above. There shall be no abatement of Rent during the period of any restoration by Lessee, but Base Rent shall reduce from the date of the Taking proportionately to the extent of the Leased Property subject to the Taking. Lessor and Lessor’s Assignee shall cooperate in good faith with Lessee to permit the restoration to be completed as soon as possible after the Taking.

(c)	In the event of a Taking of the Leased Property for temporary use during the Term, the Lease shall be and remain unaffected by such Taking and Lessee shall continue to pay the full Rent payable hereunder, and Lessee shall be entitled to prosecute a claim for, and receive, all net proceeds payable as a result of any such Taking for temporary use.

ARTICLE 16

16.1 Indemnification for Representation or Warranties. Lessee shall be solely responsible for and indemnify, defend and hold Lessor harmless from, any violation of the representations and warranties contained in the Contract notwithstanding any limitation period set forth in the Contract.

ARTICLE 17

17.1 Events of Default. If any one or more of the following events (individually, an “Event of Default”) shall occur:

(a)	if Lessee shall fail to make payment of any Basic Rent or Additional Rent when due and payable by Lessee under this Lease and such failure shall continue for five (5) days after written notice to Lessee; or

(b)	if Lessee shall fail to observe or perform any other term, covenant or condition of this Lease and such failure shall continue for a period of thirty (30) days after written notice thereof, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Lessee commences such cure within a thirty (30) day period and thereafter proceeds with due diligence to cure the failure and diligently completes the curing thereof; or

(c)

if Lessee shall make a general assignment for the benefit of its creditors, or shall file a voluntary petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file an answer admitting or failing to deny the material allegations of a petition against it for any such relief, or shall admit in writing its inability to pay its debts as they mature; or

(d)	if any proceeding against Lessee seeking any of the relief mentioned in clause (c) of this Section shall not have been stayed or dismissed within ninety (90) days after the commencement thereof; or

(e)	if a trustee, receiver or liquidator of Lessee or any Subsidiary or of any substantial part of its properties or assets, or of Lessee’s estate or interest in the Leased Property shall be appointed with the consent or acquiescence of Lessee, or if any such appointment, if not so consented to or acquiesced in, shall remain unvacated or unstayed for a period of ninety (90) consecutive days; or

(f)	if Lessee shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution or shall, in any manner, permit the divestiture of substantially all its assets (other than as permitted by Article 23 hereof); or

(g)	if the estate or interest of Lessee in the Leased Property or any part thereof shall be levied upon or attached in any proceeding and the same shall not be vacated or discharged within sixty (60) days after commencement thereof (unless Lessee shall be contesting such lien or attachment in good faith in accordance with Section 13.1 hereof); or

(h)	if the then current use or occupancy of the Leased Property shall be permitted pursuant to then applicable zoning laws only for so long as such use or occupancy shall be continued, and Lessee shall discontinue such use or occupancy without the prior written consent of Lessor, except in the event such use or occupancy is rendered impossible due to a Taking or damage to the Leased Property and is involuntarily discontinued by Lessee pursuant to Section 15.3(b); or

(i)	if any of the representations or warranties made by Lessee in this Lease or in any other document, certificate or instrument delivered in connection herewith proves to be untrue in any material respect as of the date made; or

(j)	there shall be rendered against the Lessee a final judgment or decree in excess of $250,000.00 and the Lessee shall have failed to satisfy such judgment or to appeal therefrom (or from the order, decree or process pursuant to which such judgment was granted, passed, entered or affirmed) and to obtain a stay of execution thereof within the period prescribed by law for appeals, and to have such judgment discharged within sixty (60) days after the expiration of such period or the period of any such stay, whichever shall later expire; or

(k)	Any report, certificate, financial statement or other instrument delivered to Lessor by or on behalf of Lessee is false or misleading in any material respect when made or delivered;

then, and in any such event, Lessor may terminate this Lease by giving Lessee notice of such termination and upon the giving of such notice, the Term shall terminate and all rights of Lessee under this Lease shall cease. Lessor shall have all rights at law and in equity available to Lessor as a result of Lessee’s breach of this Lease.

Upon an Event of Default, Lessor may, at its option and without limitation on any other remedies available to it, (i) terminate this Lease by giving Lessee notice of such termination and upon the giving of such notice, the Term shall terminate and all rights of Lessee under this Lease shall cease, or (ii) to continue to enforce Lessee’s obligation to pay Basic Rent, Additional Rent, and all other sums due under this Lease (including such amounts as may be due by reason of acceleration) without terminating this Lease. Lessee will pay as Additional Rent all costs and expenses incurred by or on behalf of Lessor, including, without limitation, reasonable attorneys’ fees and expenses, as a result of any Event of Default hereunder.

17.2 Surrender; Entry by Lessor. If an Event of Default shall have occurred, whether or not this Lease has been terminated pursuant to Section 17.1, Lessee shall, if required by Lessor so to do, immediately surrender the Leased Property to Lessor and quit the same, and if permitted by applicable law, Lessor may enter upon and repossess the Leased Property by reasonable force permitted by prevailing law, summary proceedings, ejectment or otherwise, and may remove Lessee and all other Persons and any and all personal property from the Leased Property. Lessor shall be under no liability for or by reason of any such entry, repossession or removal.

17.3 Reletting by Lessor. If an Event of Default shall have occurred, whether or not this Lease has been terminated pursuant to Section 17.1, Lessor, without notice to Lessee, shall use commercially reasonable efforts to relet the Leased Property or any part thereof for the account of Lessee, in the name of Lessee or otherwise, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the then current Term) and on such conditions (which may include concessions or free rent) and for such purposes as Lessor may determine, and may collect, receive and retain the rents resulting from such reletting.

17.4 Current Liquidated Damages. Neither (a) the termination of this Lease pursuant to Section 17.1, (b) the repossession of the Leased Property, (c) the failure of Lessor to relet the Leased Property, (d) the reletting of all or any portion thereof, nor (e) the failure of Lessor to collect or receive any rentals due upon any such reletting, shall relieve Lessee of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting. In the event of any such termination, Lessee shall forthwith pay to Lessor all Rent due and payable to and including the date of such termination. Thereafter, monthly on the days on which the Basic Rent would have been payable under this Lease if the same had not been terminated and until the end of what would have been the then current Term in the absence of such termination, Lessee, at Lessor’s option, shall pay Lessor as and for liquidated and agreed current damages for Lessee’s default:

(a)	an amount equal to the Basic Rent and Additional Rent that would have been payable by Lessee hereunder if the Term had not been terminated, less

(b)	the net proceeds, if any, of any reletting of the Leased Property or any part thereof, after deducting all of Lessor’s reasonable expenses in connection therewith, including, without limitation, repossession costs, brokerage commissions, attorneys’ fees and expenses and any repair or alteration costs and expenses incurred in connection with such reletting.

17.5 Final Liquidated Damages. At any time after the termination of this Lease pursuant to Section 17.1, whether or not Lessor shall have collected any current damages pursuant to Section 17.4, Lessor, at its option, shall be entitled to recover from Lessee and Lessee will pay to Lessor on demand as and for liquidated and agreed final damages for Lessee’s default (it being agreed that it would be impractical or extremely difficult to fix the actual damages), and in lieu of all current damages provided in Section 17.4 beyond the date to which the same shall have been paid.

(a)	the sum of (i) any past due Rent together with interest thereon (to the extent permitted by law) computed from the due date thereof to the date of payment of all sums due and owing at the Overdue Rate (or at the maximum rate permitted by law, whichever is the lesser), (ii) the net present value (utilizing a discount rate equal to four percent (4%)) of the remaining payments of Basic Rent (which would otherwise have become due during the remainder of the then current Term but for such termination) as of the later of the date to which Basic Rent shall have been paid or the date to which Lessee shall have paid current damages pursuant to Section 17.4 together with interest thereon computed from the later of such dates to the date of payment of all sums due and owing at the Overdue Rate, and (iii) an amount equal to the net present value (utilizing a discount rate equal to four percent (4%)) of the Additional Rent and other charges (as reasonably estimated by Lessor) which would be payable hereunder from such date for what would have been the then unexpired current Term had the same not been terminated calculated on a quarterly basis, less

(b)	the then fair net rental value of the Leased Property for the period from the date of payment of such liquidated damages to the date which would have been the then expiration date of the then current Term had this Lease not been terminated (after deducting all reasonable estimated expenses to be incurred in connection with reletting the Leased Property, including, without limitation, repossession costs, brokerage commissions, attorneys’ fees and expenses and repair and alteration costs and expenses).

(c)	If any statute or rule of law shall validly limit the amount of such liquidated final damages to less than the amount above agreed upon, Lessor shall be entitled to the maximum amount allowable under such statute or rule of law.

17.6 Waiver. If this Lease is terminated pursuant to Section 17.1, Lessee waives, to the extent permitted by applicable law, (a) any right which may require Lessor to sell, lease, or otherwise divest its interest in the Leased Property or any part thereof in mitigation of Lessor’s damages as set forth in this Article 17 (but, subject, nevertheless, to Lessor’s obligation to use commercially reasonable efforts to relet the Premises), (b) any notice of re-entry or of the institution of legal proceedings to that end, (c) any right of redemption, re-entry or repossession, (d) any right to a trial by jury in the event of summary proceedings to enforce the remedies set forth in this Article 17, (e) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt, and (f) any other rights which might otherwise limit or modify any of Lessor’s rights or remedies under this Article 17 (but, subject, nevertheless, to Lessor’s obligation to use commercially reasonable efforts to relet the Premises).

ARTICLE 18

18.1 Lessor’s Right to Cure Lessee’s Default. If Lessee shall fail to make any payment or perform any act required to be made or performed under this Lease such that an Event of Default has occurred pursuant to Article 17, Lessor, and without waiving or releasing any obligation or Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Lessee, and may enter upon the Leased Property for such purpose and take all such action thereon as, in Lessor’s reasonable opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Lessee. All reasonable sums so paid by Lessor and all costs and expenses (including, without limitation, attorneys’ fees and expenses) so incurred, together with interest thereon (to the extent permitted by law) at the Overdue Rate (or at the maximum rate permitted by law, whichever is the lesser) from the date on which such sums or expenses are paid or incurred by Lessor, shall be paid by Lessee to Lessor on demand.

ARTICLE 19

19.1 Holding Over. If Lessee shall for any reason remain in possession of the Leased Property after the expiration of the Term or earlier termination of the Term hereof (except pursuant to the provisions of Section 6.2) with Lessor’s consent, such possession shall be as a month-to-month tenant during which time Lessee shall pay as rental, one and one half (1  1/2) times the aggregate of (a) Basic Rent on the first day of each month at a rate equal to the higher of fair market rental or one-twelfth (1/12) of the amount of annual Basic Rent payable during the last Lease Year of the Term, (b) all Additional Rent and (c) all other sums, if any, payable by Lessee pursuant to the provisions of this Lease. During such period of month-to-month tenancy, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease but shall have no rights thereunder other than the right to continue its occupancy and use of the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

ARTICLE 20

20.1 No Recourse to Lessor. No recourse shall be had against Lessor, or its successors or assigns, or its employees, officers, directors, shareholders or members for any claim based on any failure by Lessor in the performance or observance of any of the agreements, covenants or provisions contained in this Lease. In the event of any such failure, recourse shall be had solely against Lessor’s interest in the Leased Property. Nothing contained in the foregoing, however, shall restrict the right of Lessee to commence any proceeding against Lessor for the breach of its agreements or covenants contained in this Lease; provided, however, that, in the event that any judgment is obtained against Lessor, the same shall not be the basis of a right of offset, deferment or reduction of the Rent due hereunder.

ARTICLE 21

21.1 Risk of Loss. Lessee has no right to terminate this Lease, or abate, offset or otherwise suspend the payment of or Rent hereunder, except as specifically provided herein.

ARTICLE 22

22.1 Indemnification by Lessee. Lessee will protect, indemnify, save harmless and defend Lessor and Lessor’s Assignees, if any, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, attorneys’ fees and expenses) imposed upon or incurred by or asserted against Lessor or any of Lessor’s Assignees, if any, by reason of: (a) the acquisition and ownership of, or the holding of any security in, the Leased Property; (b) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) any use, non-use or condition in, on or about the Leased Property, or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (d) any Impositions; (e) any failure on the part of Lessee to perform or comply with any of the terms of this Lease; (f) performance of any labor or services or the furnishing of any materials or other property in respect of the Leased

Property or any part thereof, except to the extent performed by or at the direction of Lessor; (g) the nonperformance of any of the terms and provisions of any and all existing and future subleases of the Leased Property to be performed by the Lessee as lessor thereunder; (h) the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Materials on, from, or affecting the Leased Property or any other property; (i) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (j) any lawsuit brought or threatened, settlement reached, or governmental order relating to such Hazardous Materials; or (k) any violation reasonably believed to have occurred of laws, orders, regulations, requirements or demands of government authorities by Lessee (or anyone having access to the Leased Property, or interest in, the Leased Property by through or under Lessee), which are based upon or in any way related to such Hazardous Materials including, without limitation, the costs and expenses of any remedial action, attorneys’ and consultant’s fees, investigation and laboratory fees, court costs and litigation expenses. Any amounts which become payable by Lessee under this Section shall be paid on demand, and if not timely paid, shall bear interest (to the extent permitted by law) at the Overdue Rate (or at the maximum rate permitted by law, whichever is the lesser) from the date of such determination to the date of payment. Lessee, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Lessor, or any of Lessor’s Assignees, if any, and may compromise or otherwise dispose of the same as Lessee sees fit. Nothing herein shall be construed as indemnifying Lessor, Lessor’s agents, employees or contractors, or Lessor’s Assignees against its own affirmative negligent acts or willful acts (or such lesser standard as shall be permitted by the State); provided that nothing contained herein shall be deemed to diminish or restrict the insurance coverage to be provided to Lessor, or Lessor’s Assignee pursuant to the provisions of Article 14 hereof. Lessee’s liability for a breach of the provisions of this Section arising during the Term hereof shall survive any termination of this Lease.

ARTICLE 23

23.1 Assignment. Lessee may not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease, its interest in the Leased Property, or any of its rights or obligations hereunder, or sublease the Leased Property, in whole or in part, by operation of law or otherwise, (the foregoing being collectively referred to herein as a “Transfer”) without the prior written consent of Lessor and Lessor’s Assignees, if any, which consent shall not be unreasonably withheld, delayed, or conditioned. By way of example and not limitation, Lessor’s consent shall not be deemed unreasonably withheld if the Consolidated Net Worth of the proposed Transferee is less than that of Lessee as of the date hereof. In the event Lessor withholds its consent to an assignment for the reason set forth in the immediately preceding sentence, then Lessee may exercise the right set forth in Section 33.2 hereof. No such assignment, mortgage, pledge, hypothecation or transfer of this Lease, sublease or any other relinquishment of possession or rights to any of the Leased Property shall in any way discharge or diminish any obligations of Lessee to Lessor hereunder and Lessee shall remain directly and primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions contained in this Lease to be performed by Lessee.

23.2 Transfer to Successor Corporation. Lessee may, upon notice to Lessor but without Lessor’s consent, assign or transfer its entire interest in this Lease and the leasehold estate hereby created to a Successor Corporation, provided that there shall have occurred no Event of Default (which, if curable, remains uncured) hereunder. “Successor Corporation” shall mean (a) a corporation into which or with which Lessee, its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions for the merger or consolidation of corporations, provided that by operation of law or by effective provisions contained in the instruments of merger or consolidation the liabilities of the corporations participating in such merger or consolidation are assumed by the corporation surviving such merger or consolidation; or (b) a corporation acquiring this Lease and the estate hereby granted, all or substantially all of the other property and assets (other than capital stock of such acquiring corporation) of Lessee, its corporate successors or assigns, and assuming all or substantially all of the liabilities of Lessee, its corporate successors and assigns or (c) a corporation which acquires all or substantially all of the issued and outstanding capital stock of Lessee; or (d) any corporate successor to a Successor Corporation becoming such by either of the methods described in subdivisions (a), (b) and (c) above; provided that such merger or consolidation, or such acquisition and assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring the leasehold estate created hereby, and provided further that the Consolidated Net Worth of the Successor Corporation is not less than the Consolidated Net Worth of the Lessee immediately prior to the closing of Lessor’s acquisition of the Leased Property. Acquisition by Lessee, its corporate successors or assigns, of all or substantially all of the obligations and liabilities of any corporation, shall be deemed to be a merger for the purposes of this Article.

23.3 Sharing of Excess Rental. If Lessor’s consent is required hereunder and Lessor shall give its consent to any assignment of this Lease or to any sublease, Lessee shall in consideration therefor, pay to Lessor, as Additional Rent:

(a)	in the case of an assignment, an amount equal to fifty percent (50.0%) of all sums and other considerations paid to Lessee by the assignee for or by reason of such assignment (including, but not limited to, rent in excess of Basic Rent and Additional Rent hereunder for the remainder of the Term as the same may be extended pursuant to Article 32 below, sums paid for the sale of Lessee’s leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of a sale or a lease thereof, the then fair market value thereof; and

(b)	in the case of a sublease, fifty percent (50.0%) of any rents, additional charges or other consideration payable under the sublease to Lessee by the subtenant which is in excess of the Basic Rent and Additional Rent (other than Additional Rent payable pursuant to this Section) accruing during the term of the sublease in respect of the subleased space (at the rate per square foot payable by Lessee hereunder) pursuant to the terms hereof (including, but not limited to, sums paid for the sale or rental of Lessee’s leasehold improvements, equipment, furniture or other personal property, less, in the case of the sale or a lease thereof, the then fair market value thereof. The sums payable under this Section shall be paid to Lessor as and when payable by the subtenant to Lessee.

23.4 Lessee and every successor and assign of Lessee is hereby given the right by Lessor to mortgage its interests in this Lease, under one or more leasehold mortgage(s), and to collaterally assign this Lease, or any part or parts thereof, and any subleases as collateral security for such Leasehold Mortgage(s), upon the condition that all rights acquired under such leasehold mortgage(s) shall be subject to each and all of the covenants, conditions, and restrictions contained in this Lease, including the use and application of insurance proceeds and condemnation proceeds pursuant to the terms of this Lease and to all rights and interests of Lessor herein, none of which covenants, conditions, or restrictions is or shall be waived by Lessor by reason of the right given so to mortgage such interest in this Lease, except as expressly provided herein. The form of the recognition agreement between Lessor and such leasehold mortgagees shall be as set forth in Exhibit E attached hereto. If Lessee and/or Lessee’s successors and assigns shall mortgage this leasehold, or any part or parts thereof, and if the holder(s) of such leasehold mortgage(s) shall, within thirty (30) days of its execution, send to Lessor a true copy thereof, together with written notice specifying the name and address of the leasehold mortgagee and the pertinent recording date with respect to such leasehold mortgage(s), Lessor agrees that so long as any such leasehold Mortgage(s) shall remain unsatisfied of record or until written notice of satisfaction is given by the leasehold mortgagee(s) to Lessor, Lessor shall, upon serving Lessee with any notice of default, simultaneously serve a copy of such notice upon the leasehold mortgagee(s). The leasehold mortgagee(s) shall thereupon have the same period as Lessee, after service of such notice upon it, to remedy or cause to be remedied the defaults complained of, and Lessor shall accept such performance by or at the instigation of such leasehold mortgagee(s) as if the same had been done by Lessee. Anything herein contained notwithstanding, in the event Lessee places multiple leasehold mortgage(s) upon its leasehold interest, the time period provided to such leasehold mortgagee(s) shall run concurrently and not successively. No leasehold mortgage shall ever extend to or encumber the fee interest of Lessor in the Leased Property, and each leasehold mortgage shall be expressly subject and subordinate to any mortgage of Lessor’s interest of the fee. Any such leasehold mortgagee shall execute and deliver all documents required by the holder of any Lessor’s Indenture to confirm the foregoing.

ARTICLE 24

24.1 Lessor’s Right to Inspect. Lessee shall permit Lessor and Lessor’s Assignees, if any, and their respective authorized representatives to inspect the Leased Property during usual business hours upon twenty-four (24) hours prior notice. Any such inspection shall be conducted in a manner designed to minimize interference with Lessee’s use and operation of the Leased Property.

24.2 Financial Statements. Lessee shall provide Lessor with Lessee’s audited financial statements (including but not limited to balance sheets, income statements, and statements of changes in financial position) at least annually, no later than October 31 for the prior year ended June 30, and shall also provide quarterly unaudited financial statements within ninety (90) days of the end of the prior calendar quarter.

ARTICLE 25

25.1 No Waiver by Lessor. No failure by Lessor to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach. No foreclosure, sale or other proceeding under any Indenture shall effectuate a termination of this Lease or discharge or otherwise affect the obligations of Lessee hereunder.

ARTICLE 26

26.1 Remedies Cumulative. Each legal, equitable or contractual right, power and remedy of Lessor now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor of any or all of such other rights, powers and remedies.

ARTICLE 27

27.1 Acceptance of Surrender. No surrender to Lessor of this Lease or of the Leased Property or any part thereof or of any interest therein shall be valid or effective unless agreed to and accepted in writing by Lessor and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

ARTICLE 28

28.1 No Merger of Title. There shall be no merger of this Lease or of the leasehold estate hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (b) the fee estate in the Leased Property or any interest therein. If any leasehold mortgagee’s, Lessor’s, Lessee’s, any sublesseee’s or any sub-sublessee’s estate under any Lease or sublease shall at any time be vested in one Person, the Lease, any sublease or sub-sublease shall not be destroyed or terminated by application of the doctrine of merger unless the parties at the time having any interest in the fee estate, or the lease or leasehold estate, including any leasehold mortgagee, shall join in a written instrument affecting such merger. The foregoing consent shall not be required for the initial sublease by Lessee in connection with Lessee’s sublease to Hopkins Manufacturing Corporation at the Commencement Date.

ARTICLE 29

29.1 Conveyance by Lessor. If Lessor or any successor owner of the Leased Property shall convey the Leased Property other than as security for a debt, Lessor or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of the Lessor under this Lease and all such future liabilities and obligations shall thereupon be binding upon the new owner, subject to the provisions of Article 20.

ARTICLE 30

30.1 Quiet Enjoyment. So long as Lessee shall pay all Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Lessor or Lessor’s Assignees, if any, or anyone claiming by, through or under any of them, but subject to all liens and encumbrances of record. No failure by Lessor or Lessor’s Assignees, if any, to comply with the foregoing covenant shall give Lessee any right to cancel or terminate this Lease or abate, reduce or make a deduction from or offset against the Basic Rent or Additional Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Lessee hereunder.

ARTICLE 31

31.1 Notices. All notices, demands, requests, consents, approvals and other communications hereunder shall be in writing and personally delivered or couriered (by Federal Express or another reputable, national overnight delivery service), addressed to the respective parties, as follows:

(a)	if to Lessee:	Hopkins Enterprises, Inc.
428 Payton Street
Emporia, Kansas 66801
Attn.: Brad Kraft

	with a copy to:	Harbour Group, Ltd.
7701 Forsyth Blvd., Suite 600
St. Louis, Missouri 63105
Attn.: Michael Santoni

	and to:	Dickstein, Shapiro, Morin & Oshinsky, LLP
2101 L Street
Washington, DC 20037-1526
Attn.: Allan B. Goldstein, Esq.

(b)	if to Lessor:	Emporia Partners, LLC
c/o Griffin Capital
3421 Manhattan Avenue
Manhattan Beach, California 90266
Attention: Kevin Shields

	with a copy to:	Wildman, Harrold, Allen & Dixon
225 West Wacker Drive, Suite 2800
Chicago, Illinois 60606
Attention: Mary P. Higgins

or to such other address as either may hereafter designate, and shall be effective upon receipt as evidenced by a receipt signed by a Person at such address authorized to accept delivery, or upon refusal to accept delivery at such address.

31.2 Amendments and Modifications. Neither this Lease nor any provision hereof may be amended, waived, discharged or terminated except by an instrument in writing in recordable form signed by Lessor and Lessee.

31.3 Successors and Assigns. All the terms and provisions of this Lease shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

31.4 Headings and Table of Contents. The headings and table of contents in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

31.5 Counterparts. This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same instrument.

31.6 Governing Law. THIS LEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE.

31.7 Estoppel Certificates. Within twenty (20) days’ of the request of the other party, either party will execute, acknowledge and deliver to the other party a certificate stating (a) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth such modifications), (b) the dates to which Rent and other sums payable hereunder have been paid, and (c) either that to the knowledge of the party no default exists under this Lease or specifying each such default of which the party has knowledge.

31.8 Subordination, Nondisturbance and Attornment. Subject to the provisions of the last sentence hereof, this Lease is subject to and subordinate to the current Indenture which affects the Land or the Leased Property and to all renewals, modifications, consolidations, replacements and extensions thereof. However, if any Lessor’s Assignee shall advise Lessor that it desires or requires this Lease to be made prior and superior thereto, then, upon written request of Lessor to Lessee, Lessee shall promptly execute, acknowledge and deliver any and all customary or reasonable documents or instruments which Lessor and such Lessor’s Assignee deems necessary or desirable to make this Lease prior thereto. However, if any lessor under any future ground lease or any future Lessor’s Assignee holding or offering to hold such future mortgage or deed of trust shall desire or require that this Lease be made subject to and subordinate to such future ground lease, mortgage or deed of trusts then Lessee agrees, within ten days after Lessor’s written request therefor, to execute, acknowledge and deliver to Lessor any and all documents or instruments requested by Lessor or by such lessor or Lessor’s Assignee as may be necessary or proper to assure the subordination of this Lease to such future ground lessor or Indenture, but only if such lessor or Lessor’s Assignee agrees to recognize Lessee’s rights under this Lease and agrees not to disturb Lessee’s quiet possession of the Leased Property so long as Lessee is not in default under this Lease beyond the expiration of any applicable notice and cure period set forth herein pursuant to a non-disturbance and attornment agreement acceptable to Lessee (acting reasonably). If Lessor assigns the Lease as security for a loan, Lessee agrees to execute such documents as are reasonably requested by the Lessor’s Assignee and to provide reasonable provisions in the Lease protecting the security interest of such Lessor’s Assignee which are customarily required by institutional lenders making loans secured by a mortgage or deed of trust. Without limiting the foregoing, Lessee hereby approves the form of Subordination, Non-Disturbance and Attornment Agreement attached hereto as Exhibit B, which Lessee and any Lessor’s Assignee shall enter into simultaneously with the execution and delivery of this Lease.

31.9 Lessee’s Attornment Upon Foreclosure. Lessee shall, upon request, attorn (i) to any purchaser of the Leased Property at any foreclosure sale or private sale conducted pursuant to any Indenture encumbering the Leased Property, (ii) to any grantee or transferee designated in any deed given in lieu of foreclosure of any security interest encumbering the Leased Property, or (iii) to the lessor under an underlying ground lease of the Land, should such ground lease be terminated; provided that such purchaser, grantee or lessor recognizes Lessee’s rights under this Lease.

31.10 Submission To Jurisdiction; Waivers. Each of the parties hereto hereby irrevocably and unconditionally:

(a)	submits for itself and its property in any legal action or proceeding relating to this Lease and the Contract and (so long as Lessee is a member thereof, Lessor’s limited liability company agreement) the other operative agreements to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the United States of America for the Fifth (5th) Judicial District of Kansas, and the applicable federal appellate court;

(b)	consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)	agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail) postage prepaid, to such party at its address set forth in Section 31.1 or at such other address of which the parties hereto shall have been notified pursuant thereto; and

(d)	agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law or shall limit the right to sue in any other jurisdiction.

31.11 Waivers of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE LESSOR AND THE LESSEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LEASE OR ANY OTHER OPERATIVE AGREEMENT TO WHICH SUCH ENTITY IS A PARTY AND FOR ANY COUNTERCLAIM THEREIN.

31.12 Miscellaneous. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, the Lessee and Lessor arising prior to any date of termination of this Lease shall survive such termination. If any term or provision of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby. If any late charges or interest provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing and recordable form signed by Lessor, Lessee and Lessor’s Assignees, if any. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Lease shall be governed by and construed in accordance with the laws of the State.

31.13 Memorandum of Lease. Lessor and Lessee shall, promptly upon the request of either, enter into a short form memorandum of this Lease, in the form of Exhibit D attached hereto, signed by Lessor and Lessee and otherwise in recordable form, which memorandum shall then be recorded in the applicable public records in the county where the Land is located and/or in the public records of the State.

31.14 Brokers. Lessor and Lessee each represent and warrant to the other that they have had no dealings with any broker or agent in connection with this Lease other than Alexan Realty Investments, Inc. (“Broker”), whose commission shall be paid by Lessor; and (ii) each party covenants to hold harmless and indemnify and defend the other from and against any and all cost, expense, or liability for any compensation, commissions, or damages claimed by any brokers or other agents with respect to this Lease or the obligations thereof, other than the Broker.

ARTICLE 32

32.1 Options To Extend Term. Lessee shall have one option to extend the term of this Lease with respect to the entirety of the Leased Property (“Extension Option”), for a period of ten (10) years from the expiration of the twentieth (20th) year of the Lease Term, subject to the following conditions:

(a)	The Extension Option shall be exercised, if at all, by notice of exercise given to Lessor by Lessee not less than twelve months prior to the expiration of the Lease Term;

(b)	Anything herein to the contrary notwithstanding, if Lessee is in default under any of the terms, covenants or conditions of this Lease at the time Lessee exercises the Extension Option, Lessor shall have, in addition to all of Lessor’s other rights and remedies provided in this Lease, the right to terminate the Extension Option upon notice to Lessee.

32.2 Rent. In the event the Extension Option is exercised in a timely fashion, the Lease shall be extended for the term of the Extension Option upon all of the terms and conditions of this Lease, provided that the Annual Basic Rent for such extension period shall be the Fair Market Rent, as hereinafter defined. “Fair Market Rent” as used herein, shall mean the Base Rent for comparable space in comparable buildings in similar metropolitan areas, as agreed upon between Lessor and Lessee within thirty (30) days of the Lessee’s notice of exercise of the Extension Option. All other terms and conditions of the Lease set forth herein shall remain the same.

If the parties are unable to agree upon the Fair Market Rent within 30 days after Lessee’s notice, they shall each appoint, within such 30 day period, a competent, disinterested real estate broker experienced in negotiating rent for comparable space in comparable buildings in similar metropolitan areas, who shall determine the Fair Market Rent. If the two brokers are unable to agree upon the Fair Market Rent within 30 days, they shall jointly appoint a third real estate broker, with the qualifications stated above, and the determination of the Fair Market Rent upon which any two of the brokers agree or, if none of the brokers agree, then the amount which is between the highest and the lowest, shall be the rent for the Option Period.

ARTICLE 33

33.1 Lessee, including any Successor Corporation (“Purchaser”) shall have the following options to purchase the Leased Property. Such options are expressly subject to the terms and conditions of any loan documents securing any Indenture of Lessor as to any transfer of Lessor’s interest and/or assumption of the indebtedness evidenced by the Indenture.

33.2 If Lessor does not consent to a Transfer of the Leased Property to an unrelated, third party entity (“unrelated, third party entity,” for purposes hereof, shall mean an entity that, prior to giving effect to any Transfer of Lessee’s Interest in the Lease or in Lessee, Lessee has substantially no common ownership with, or effective control over, direct or indirect whether, through one or more entities (including, without limitation, subsidiaries, affiliates, intermediaries or individuals)) as a result of the Consolidated Net Worth of the proposed Transferee being less than the aggregate of Lessee’s and Lessee’s Guarantor as of the date hereof, then Lessee have the option to purchase the Leased Property (the “Credit Repurchase”). The purchase price for the Leased Property for the Credit Repurchase shall be the amounts for the respective periods set forth in Exhibit C hereof, which sum shall be in addition to any and all costs incurred by Lessor to effect such transfer to Lessee, including, without limitation, transfer taxes; closing costs, legal fees; prepayment fees, yield maintenance, assumption fees and defeasance costs, as applicable contained in any Indenture of Lessor (the foregoing being hereinafter collectively referred to as “Transfer Costs”). The purchase price of the Leased Property as determined pursuant to this Section shall be reduced by the then current balance, if any, of the Seller Financing Note, as that term is defined in the Contract.

33.3 Lessee shall also have the option to repurchase the Leased Property if Lessee desires to consolidate its operations (the “Optional Repurchase Right”) and as a result thereof ceases all operations at the Leased Property, provided that any such repurchase option shall be subject to the consent rights of any Lessor’s Assignee, unless the Loan held by Lessor’s Assignee is being repaid in full in connection with such repurchase transaction. The purchase price for the Leased Property for the Optional Repurchase Right shall be the amounts for the respective periods set forth in Exhibit C hereof, which sum shall be in addition to all Transfer Costs, as defined in Section 33.2 above. The purchase price of the Leased Property as determined pursuant to this Section shall be reduced by the then current balance, if any, of the Seller Financing Note, as that term is defined in the Contract.

33.4 As to the Optional Repurchase right, the option to purchase set forth herein shall be exercised by delivering sixty (60) days prior written notice to Lessor, and closing on the sale of the Leased Property shall occur within sixty (60) days of the Purchaser’s election to purchase the Leased Property. As to the Credit Repurchase, closing shall occur within sixty (60) days of Lessee’s notification to Lessor that Lessee has elected to purchase the Leased Property because Lessor has rejected a proposed transfer on the basis of the Consolidated Net Worth of the proposed Transferee being less than that of Lessee as of the date hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Lease to be executed.

LESSOR:

EMPORIA PARTNERS, LLC, a Delaware limited liability company

By:	EMPORIA ACQUISITIONS, LLC, a Delaware limited liability company
Its: Manager

By:	/s/ Kevin A. Shields
Kevin A. Shields

LESSEE:

HOPKINS ENTERPRISES, INC. a Delaware corporation

By:	/s/ Michael Santoni

Printed Name Michael Santoni
Title: Assistant Secretary

EXHIBIT C

PURCHASE PRICE AMOUNTS

Period		Purchase Price:	Purchase Price:

Beginning	Ending	Credit Repurchase	Optional Repurchase Right
1	36	6,931,100	7,431,100
37	72	6,931,100	7,431,100
73	108	7,034,073	7,503,011
109	144	7,526,458	8,028,222
145	180	8,053,310	8,590,198
181	216	8,617,042	9,191,511
217	240	9,220,235	9,834,917